EXHIBIT 99.1

For Immediate Release

WSI Industries Reports 43% Increase in Sales & 310% Increase in Net Income

January 3, 2013—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2013 first quarter ending November 25, 2012 of $8,584,000, a 43% increase versus the prior year amount of $5,987,000.  Net income for the fiscal 2013 first quarter was $431,000 or $.15 per diluted share which represented a 310% increase over the prior year quarter of $105,000 or $.04 per diluted share.

Benjamin Rashleger, president and chief executive officer, commented:  “We began fiscal 2013 with significant momentum carried over from the last two quarters of fiscal 2012.  With our fiscal 2013 first quarter, we have completed a third consecutive quarter where our quarterly sales have increased by 38% or more year over year.”  Rashleger further stated: “While we have experienced some significant improvements over the past few quarters in our year over year earnings, we have experienced some softening in our energy business, and expect to see some near term impact due to this softening, especially when considering that our second quarter historically is our slowest quarter for the year due to seasonal market conditions with some of our key customers. That said, we continue to have confidence in our business for the remainder of our fiscal 2013 and believe our team has demonstrated the ability to identify and deliver profitable growth over the long term.” Rashleger concluded: “We are also pleased to report that our building expansion is going as planned and we look forward to utilizing the space in the coming months.  We view the new addition as an excellent market advantage as it will allow us to approach prospective customers with larger outsourcing needs with a readily available site. We are currently anticipating that we will consume one-third of the new space almost immediately after it is completed, and it is a critical component of our ability to continue to expand and develop our business.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share.  The dividend will be payable January 31, 2013 to holders of record on January 17, 2013.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.
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For additional information:
Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)
763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.